SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement [x]
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Firsthand Technology Value Fund
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bulldog Investors, 250 Pehle Avenue, Suite 708,
Saddle Brook, NJ 07663
(201) 881-7111 // Fax: (201) 556-0097
pgoldstein@bulldoginvestors.com

			              March 26, 2014

Dear Fellow Shareholder of Firsthand Technology Value Fund (SVVC):

	Bulldog Investors is SVVC's largest shareholder. Like many other shareholders, we are disappointed with the Fund's performance and the fact that its shares trade at a large discount to their net asset value ("NAV"). We have tried to persuade management to address these issues but were rebuffed. As a result, we have concluded that change is needed. Thus, we are proposing to (1) elect directors who are committed to increasing shareholder value, (2) terminate the management contract with Firsthand Capital Management ("FCM"), and
(3) have the board consider a share repurchase program. Here is why you should support these proposals.

POOR LONG-TERM PERFORMANCE

	Kevin Landis, the head of FCM, claims to have a successful track record. The facts prove otherwise. In early 2000, the Fund's NAV peaked at about $135 per share. SVVC's shares currently trade at about $23 per share, a loss of more than 80%. As the graph below from SVVC's 2013 annual report shows, the poor performance has continued since it became a closed-end fund in April 2011. Through the end of 2013, the Fund's shares fell by 13% while the Nasdaq Composite Index rose by 57%. No one can honestly conclude that Mr. Landis' performance has been anything but disastrous for shareholders.

[ Graph included in Exhibit 99 filed as a PDF]

REFUSAL TO REPURCHASE SHARES AT A BIG DISCOUNT

	When the shares of a closed-end fund trade at a big discount from its NAV, a risk free way to increase its NAV is for the fund to repurchase its shares. But, Mr. Landis has rejected a share repurchase program - and now says he will not even allow shareholders to vote on it. Here is what Warren Buffet says about share repurchases: "A manager who consistently turns his back on repurchases, when these clearly are in the interests of owners, reveals more than he knows of his motivations." FCM gets a base fee of 2% per year of the Fund's gross assets. Share repurchases would reduce the Fund's gross assets and thus, FCM's fees. We think that is the real reason Mr. Landis opposes a share repurchase plan, even though it is plainly in the best interest of shareholders.

EXCESSIVE MANAGEMENT FEES

	In addition to its base fee of 2% per year of the Fund's gross assets, FCM gets 20% of any net realized capital gains. Since the Fund's assets are about $260 million, FCM receives about $5 million per annum just for showing up (and possibly much more even if it underperforms its benchmark as it did in 2013). Only the best hedge fund and private equity fund managers receive that sort of compensation. Mr. Landis is certainly not in their class.

	You might wonder how FCM obtained its contract. Mr. Landis formed a tiny closed-end fund and owned all the shares. He caused his tiny shell fund to approve a "2 and 20" management contract with FCM, a firm he owns. He then merged SVVC into his shell fund. Thus, the public shareholders of SVVC never got to vote on FCM's management contract. Thus, Mr. Landis was able to avoid the possibility that the public shareholders might not approve it.

Given FCM's indisputably poor performance, it is inexplicable that the board itself has not already terminated the management agreement. If shareholders vote to terminate it, a newly constituted board can quickly identify a new manager with a track record of making money for investors, rather than losing money. We believe there are many talented investment managers that would be interested in managing the Fund for a lower fee than FCM gets and who would do a better job.

CONTEMPT FOR SHAREHOLDER RIGHTS

	In addition to the sneaky way Mr. Landis got his lucrative "2 and 20" management contract without a vote of the Fund's public shareholders, he and the board of SVVC have shown a shocking contempt for shareholder rights in several other ways.

1.	The directors have indicated that they will only allow you to vote for their nominees and will not permit a vote on our share repurchase proposal. They claim they can disenfranchise shareholders in this way because we did not give them personal and confidential information about our nominees and did not tell them which shareholders support us. Since these requirements are clearly improper, we intend to ask a court to invalidate them and to order the board of directors to respect the voting rights of shareholders and to conduct a fair election.

2.	A federal securities law requires all shares of stock issued by the
Fund to have equal voting rights. Yet, in a blatantly illegal attempt to rig this election, management recently had the Fund issue 515,552 shares that can only be voted as the board directs.

3.	The Fund has sued me for allegedly pressuring a former director of the
Fund to resign. The allegation, which is categorically false, is really a futile attempt to deter us from participating in a proxy contest. Notably, the Fund has never disclosed this absurd lawsuit to shareholders, let alone the cost of which is ultimately borne by the shareholders. We intend to hold those responsible for this colossal waste of shareholder money accountable for their actions.

THE CASE FOR CHANGE

As they say, facts are stubborn things. And, the facts show a fund with an overpaid manager who has generated terrible long term performance, refuses to address the wide gap between the Fund's stock price and its NAV, and has contempt for shareholder rights. Fortunately, you now have an opportunity to vote for some needed changes.

                                   ***

IT IS CRITICAL THAT YOU VOTE THE ENCLOSED GREEN PROXY. IF YOU HAVE ALREADY VOTED MANAGEMENT'S PROXY (EVEN IF YOU VOTED AGAINST THE INCUMBENTS), YOU STILL NEED TO VOTE OUR GREEN PROXY IN ORDER TO ELECT OUR NOMINEES AND ADOPT THE SHARE REPURCHASE PROPOSAL.

You may vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today.
If you have any questions about how to vote your proxy, please call InvestorCom at 1-877-972-0090.

							Very truly yours,
							/S/ Phillip Goldstein
							Phillip Goldstein
							Principal


PROXY STATEMENT OF BULLDOG INVESTORS, LLC IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF FIRSTHAND TECHNOLOGY VALUE FUND FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Bulldog Investors, LLC ("Bulldog Investors") is sending this proxy statement and the enclosed GREEN proxy card to shareholders of Firsthand Technology Value Fund (the "Fund") of record as of March 14, 2014. We are soliciting a proxy to vote your shares at the 2014 Annual Meeting of Shareholders (the "Meeting") which is scheduled for May 23, 2014. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders. This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders on or about March 26, 2014.

INTRODUCTION

The Board of Directors has determined to present two matters to be voted upon at the Meeting: (1) the election of two directors; and (2) the ratification of the selection of Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm for the fiscal year ending December 31, 2014.
A shareholder affiliated with Bulldog Investors intends to present two proposals: (3) a binding proposal to terminate the investment management agreement between the Fund and Firsthand Capital Management, Inc. ("FCM"); and
(4) a non-binding proposal that the board should consider authorizing a program to repurchase shares when they are trading at a discount from net asset value ("NAV"). We are soliciting a proxy to vote your shares FOR the election of the nominees named below, FOR the ratification of Tait, Weller & Baker as the Fund's registered independent public accounting firm, and FOR the two shareholder proposals.

REASONS FOR THE SOLICITATION

Since the Fund was converted from an open-end fund to a closed-end fund in April 2011 its shares have generally traded at a significant discount to net asset value ("NAV"). In addition, the Fund's long-term performance has been awful. Lastly, FCM's compensation is excessive. Consequently, we are seeking to
(1) elect directors who are committed to addressing these issues and (2) adopt the aforementioned shareholder proposals.

HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us, and unless you direct otherwise, your shares will be voted FOR the election of the nominees named below, FOR the ratification of Tait, Weller & Baker as the Fund's registered independent public accounting firm, and FOR the two shareholder proposals.
In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting.

VOTING REQUIREMENTS

A quorum for the transaction of business by the shareholders at the Meeting is a majority of the shares outstanding on the record date and entitled to vote. A plurality of the votes cast is sufficient to elect a director. Ratification of Tait, Weller & Baker as the Fund's registered independent public accounting firm requires a majority of votes cast. Approval of the termination proposal requires the affirmative vote of shareholders owning the lesser of (a) 67% or more of the shares present at the Meeting, and (b) more than 50% of the outstanding shares. Approval of the share repurchase proposal requires a majority of votes cast. An abstention or a broker non-vote will have the same effect as a vote against the shareholder proposals. However, since this is a contested solicitation, we do not expect any broker non-votes.

REVOCATION OF PROXIES

You may revoke your proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy to us; or
(iii) voting in person at the Meeting. Attendance at the Meeting will not by itself revoke a proxy. There is no limit on the number of times you may revoke your proxy and only your most recently proxy will be counted.

PROPOSAL 1: ELECTION OF DIRECTORS

The board is comprised of four directors, of which two will be elected at the Meeting. The board is nominating the two incumbents and our affiliate intends to nominate the two persons named below for election, each of whom supports the other proposals. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. There are no arrangements or understandings between Bulldog Investors or any of its affiliates and any nominee in connection with the nominations. Please refer to the Fund's proxy soliciting material for additional information concerning the election of directors.

Phillip Goldstein (born 1945); c/o Bulldog Investors, 250 Pehle Avenue,
Suite 708, Saddle Brook, NJ 07663 - In December 1992, Mr. Goldstein co-founded what is now Bulldog Investors, a value oriented group of private investment funds that invest primarily in closed-end funds, small cap operating companies, special purpose acquisition companies, and special situations. In 2009, Mr. Goldstein and his business partners formed Bulldog Investors, LLC
(f/k/a Brooklyn Capital Management, LLC), a registered investment adviser that advises: the Bulldog Investors group of private investment funds; Special Opportunities Fund, a registered closed-end investment company; and certain other private investment funds and managed accounts. Mr. Goldstein is a director of Imperial Holdings, the Mexico Equity & Income Fund, Special Opportunities Fund, and MVC Capital.

Gerald Hellerman (born 1937), 5431 NW 21st Avenue, Boca Raton, FL 33496 -
Mr. Hellerman owned and served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, from 1993 to 2012. Mr. Hellerman is a director and chairman of the audit committee of Imperial Holdings, a director and chairman of the Audit Committee of MVC Capital, a director, chief compliance officer of the Mexico Equity and Income Fund and Special Opportunities Fund, Inc., and a director for Ironsides Partners Opportunity Offshore Fund. Mr. Hellerman also served as a financial analyst and later as a branch chief with the U.S. Securities & Exchange Commission over a ten-year period, as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly for four years, and as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice for 17 years.

None of our nominees is an interested person of the Fund. Mr. Goldstein is a principal of Bulldog Investors. He and his wife beneficially own 5,000 common shares of the Fund. Mr. Hellerman does not own any shares. On behalf of clients of Bulldog Investors and himself, Mr. Goldstein beneficially owns 1,359,865 shares of the Fund, all of which were purchased between July 27, 2012 and March 6, 2014. (From March 26, 2013 to November 6, 2013, they collectively sold 432,005 shares of the Fund.)


Unless instructions to the contrary are given, your proxy will be voted in favor of each of the aforementioned nominees.

PROPOSAL 2: RATIFICATION OF TAIT, WELLER & BAKER LLP AS THE FUND'S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

The board has proposed the ratification of Tait Weller. Since Bulldog Investors is familiar with Tait, Weller's work, unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 3: THE INVESTMENT MANAGEMENT AGREEMENT BETWEEN THE FUND AND FCM SHALL BE TERMINATED.

FCM's long-term performance has been abysmal. According to the Fund's Form 10-K for 2013, from the Fund's inception on April 18, 2011 through December 31, 2013 an investor would have lost 13% (with dividends reinvested) vs. a gain of 57% for the NASDAQ Composite Index. In addition, FCM's "2% and 20%" compensation is excessive. If this proposal is approved, the Board of Directors would be responsible for seeking a replacement manager. While we have no specific manager in mind, we believe there are many firms with superior track records that would be willing to manage the Fund for a lower fee than FCM and that a well-qualified replacement firm can be hired within sixty days. In the interim, the Board can manage the Fund's portfolio.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 4: THE BOARD SHOULD CONSIDER AUTHORIZING A PROGRAM TO REPURCHASE SHARES WHEN THEY ARE TRADING AT A DISCOUNT FROM NET ASSET VALUE.

Adoption of this non-binding proposal will direct the board to consider authorizing a share repurchase program when shares are trading at a discount to NAV. However, the board has the sole power to determine whether to authorize a share repurchase program and to establish its parameters.

The Fund's shares have often traded at a sizeable discount to NAV. As of February 28, 2014,the NAV per share was $28.69 while the stock price was $23.89, a discount of 16.7%. We believe the accretion to NAV per share from repurchasing shares at that discount outweighs any increase in the Fund's expense ratio that may result from having fewer shares outstanding to bear any fixed expenses. For example, if 10% of the Fund's outstanding shares could be repurchased at a 15% discount, the NAV per share of the remaining shares would increase by 1.67%.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

We intend to solicit proxies via mail, telephone and the internet. Our proxy materials are available on the following web site: www.bulldoginvestorsproxymaterials.com. Persons affiliated with or employed by us may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we and our clients will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $120,000.

PARTICIPANTS

Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663, is the soliciting stockholder and beneficially owns 1,354,865 shares on behalf of clients. Phillip Goldstein, a principal of Bulldog Investors beneficially owns jointly with his wife 5,000 shares. All of the aforementioned shares were acquired between July 27, 2012 and March 6, 2014.

No "participant" or associate of any participant in this solicitation is a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund or has any arrangement or understanding with any person with respect to future employment by the Fund or any of its affiliates or to any future transactions to which the Fund or any of its affiliates will or may be a party. A "participant," as defined by the SEC, includes each person and entity named in this section, each client advised by Bulldog Investors and Mr.Hellerman. The SEC's definition of a "participant" may be misleading because it suggests that a nominee for director has a greater role in the solicitation than may be the case.

LEGAL MATTERS

1.	The Fund's Secretary has indicated that the Fund does not intend to count
	our proxies. We believe that is an improper attempt to disenfranchise shareholders and we intend to seek a court order to have our proxies counted.

2.	Section 18(1) of the Investment Company Act of 1940 which requires every
	share of stock issued by the Fund to have equal voting rights with every other share of outstanding voting stock. In apparent violation of Section 18(i), in 2013, the Fund issued 515,552 shares that must be voted as the board directs.


3.	On October 17, 2007, the Secretary of the Commonwealth of Massachusetts
	concluded an enforcement action against certain parties including
	Mr. Goldstein by issuing an "obey the law" injunction and fining them $25,000 for operating a non-password protected website containing information about certain unregistered investments and sending an e-mail about such investments to a Massachusetts resident who requested it.
	After the passage of the JOBS Act in April 2012, which permits the conduct giving rise to the enforcement action, a settlement was reached on January 29, 2014, pursuant to which the Secretary vacated the injunction and removed the fine.

4.	On September 30, 2013, the Fund sued ASA, Ltd. and Mr. Goldstein, who was
	a director of ASA in April 2013, for improperly conspiring to pressure former director of the Fund who was also an employee of ASA to resign as a director of the Fund. Mr. Goldstein categorically denies the allegation and believes the Fund brought the lawsuit in order to deter him from participating in a proxy contest.

March 25, 2014


PROXY CARD

THIS PROXY IS SOLICITED BY BULLDOG INVESTORS, LLC IN OPPOSITION TO THE BOARD OF DIRECTORS OF FIRSTHAND TECHNOLOGY VALUE FUND (THE "FUND") FOR THE FUND'S 2014 ANNUAL MEETING OF SHAREHOLDERS (THE "MEETING").

The undersigned hereby appoints Phillip Goldstein, Rajeev Das, and Andrew Dakos and each of them, as the undersigned's proxies, with full power of substitution, to attend the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1. ELECTION OF TWO DIRECTORS

[  ] FOR PHILLIP GOLDSTEIN 			[  ] WITHHOLD AUTHORITY

[  ] FOR GERALD HELLERMAN 			[  ] WITHHOLD AUTHORITY

2. RATIFICATION OF TAIT, WELLER & BAKER LLP AS THE FUND'S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

3. THE INVESTMENT MANAGEMENT AGREEMENT BETWEEN THE FUND AND FCM SHALL BE TERMINATED.

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

4. THE BOARD SHOULD CONSIDER AUTHORIZING A PROGRAM TO REPURCHASE SHARES WHEN THEY ARE TRADING AT A DISCOUNT FROM NET ASSET VALUE.

FOR [  ]			AGAINST [  ]			ABSTAIN [  ]

Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above, and FOR Proposals 2, 3 and 4. The undersigned hereby acknowledges receipt of the proxy statement dated March 25, 2014 of Bulldog Investors and revokes any proxy previously executed.




Signature(s) __________________________  	Dated: _______________